Prospectus Supplement (To Prospectus dated March 9, 2006)	As Filed Pursuant to Rule 424(b)(5) Registration Statement 333-86874

$1,250,000,000

HONEYWELL INTERNATIONAL INC.

$300,000,000 Floating Rate Senior Notes Due 2009
Issue Price: 100%
$400,000,000 5.40% Senior Notes Due 2016
Issue Price: 99.771%
$550,000,000 5.70% Senior Notes Due 2036
Issue Price: 99.629%

We are offering $300,000,000 of our floating rate senior notes due 2009 (the “2009 notes”), $400,000,000 of our 5.40% senior notes due 2016 (the “2016 notes”) and $550,000,000 of our 5.70% senior notes due 2036 (the “2036 notes” and, together with the 2009 notes and the 2016 notes, the “notes”).

The 2009 notes will bear interest at a floating rate equal to three-month USD LIBOR plus 0.06% per annum. The 2016 notes will bear interest at a fixed rate of 5.40% per annum and the 2036 notes will bear interest at a fixed rate of 5.70% per annum. We will pay interest quarterly on the 2009 notes on March 13, June 13, September 13 and December 13 of each year, beginning on June 13, 2006. We will pay interest semi-annually on the 2016 notes and the 2036 notes on March 15 and September 15 of each year, beginning on September 15, 2006. Interest on the notes will accrue from March 14, 2006. The 2009 notes will mature on March 13, 2009, the 2016 notes will mature on March 15, 2016 and the 2036 notes will mature on March 15, 2036.

We may redeem the 2016 notes and the 2036 notes at any time at the make-whole premium set forth under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement. The 2009 notes will not be redeemable.

The notes will be our senior unsecured and unsubordinated obligations and will rank equally with all of our existing and future senior unsecured debt and senior to all our subordinated debt.

Investing in the notes involves risks that are described in the “Risk Factors” section on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds To Us (Before Expenses)

Per 2009 note	100.00%	0.250%	99.750%

Per 2016 note	99.771%	0.450%	99.321%

Per 2036 note	99.629%	0.875%	98.754%

Total	$1,247,043,500	$7,362,500	$1,239,681,000

(1) Plus accrued interest, if any, from March 14, 2006.

These notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream, Luxembourg and the Euroclear System on or about March 14, 2006.

Joint Bookrunning Managers

JPMorgan

                                                        Deutsche Bank Securities

UBS Investment Bank

Senior Co-Managers

Bank of America Securities LLC

                                                                  Barclays Capital

Citigroup

Co-Managers

ABN AMRO Incorporated

                                BNP PARIBAS

                                                            Mitsubishi UFJ Securities

                                                                                              RBS Greenwich Capital

Wachovia Securities

March 10, 2006

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We and the underwriters have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement, the accompanying prospectus or the information incorporated by reference herein or therein. Our business, financial condition and results of operations may have changed since those dates.

      In this prospectus supplement and the accompanying prospectus, all references to “we,” “us,” “our” and “Honeywell” refer to Honeywell International Inc. and its consolidated subsidiaries, unless the context otherwise requires. The “underwriters” refers to J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., UBS Securities LLC, Bank of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., ABN AMRO Incorporated, BNP Paribas Securities Corp., Mitsubishi UFJ Securities International plc, RBS Greenwich Capital Markets Inc. and Wachovia Securities, LLC.

      We are offering the notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

      References herein to “$” and “dollars” are to United States dollars.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our Web site at http://www.honeywell.com. The information on or linked to/from our Web site is not part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2005; and

•	Current Reports on Form 8-K filed January 26, 2006 (period: January 24, 2006) and February 21, 2006 (period: February 17, 2006).

      Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Honeywell International Inc.
101 Columbia Road
Morris Township, New Jersey 07962
Attn: Investor Relations Department
(973) 455-2000

FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with those safe harbor provisions. We have described many of the trends and other factors that drive our business and future results in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2005 which is incorporated by reference into this prospectus supplement.

      Forward-looking statements are those that address activities, events or developments that management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management's assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ significantly from those envisaged by our forward-looking statements. We do not undertake to update or revise any of our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties that can affect our performance in both the near- and long-term.

      Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to:

•	industry and economic conditions;

•	raw material price fluctuations and the ability of key suppliers to meet quality and delivery requirements;

•	our ability to develop new technologies;

•	economic, political, regulatory and other risks of international operations;

•	a change in the level of U.S. Government defense and space funding;

•	changes in legislation or government regulations or policies;

•	unusual risks associated with governmental contracts;

•	integration of completed business acquisitions;

•	outcome of litigation matters, government proceedings and other contingencies; and

•	environmental risks associated with our operations.

      These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Further information concerning us and our business, including additional factors that could materially affect our financial results, is included or incorporated by reference herein and in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

Honeywell International Inc.

      Honeywell is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control sensing and security technologies for buildings, homes and industry, turbochargers, automotive products, specialty chemicals, electronic and advanced materials, and process technology for refining and petrochemicals. We have approximately 116,000 employees of which approximately 58,000 are located in the United States. Honeywell was incorporated in Delaware in 1985. Our principal executive offices are located at 101 Columbia Road, Morris Township, New Jersey 07962, telephone number (973) 455-2000. Our website is www.honeywell.com.

The Offering

      The offering terms of the notes are summarized below solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the discussion under the caption “Description of the Notes” beginning on page S-8 of this prospectus supplement.

Issuer	Honeywell International Inc., a Delaware corporation.
Notes Offered	$300,000,000 aggregate principal amount of 2009 notes; $400,000,000 aggregate principal amount of 2016 notes; and $550,000,000 aggregate principal amount of 2036 notes.
Maturity Date	The 2009 notes mature on March 13, 2009, the 2016 notes mature on March 15, 2016 and the 2036 notes mature on March 15, 2036.
Interest Rates	The 2009 notes will bear interest from March 14, 2006 at a floating rate equal to three-month USD LIBOR plus 0.06% per annum, payable quarterly, the 2016 notes will bear interest from March 14, 2006 at the fixed rate of 5.40% per annum, payable semiannually, and the 2036 notes will bear interest from March 14, 2006 at the fixed rate of 5.70% per annum, payable semiannually.
Rating	The notes are expected to be rated A2 by Moody's Investors Service, A by Standard & Poor's Rating Services, A+ by Fitch Ratings and A by Dominion Bond Rating Service, in each case with a stable outlook.
Interest Payment Dates	March 13, June 13, September 13 and December 13 of each year for the 2009 notes, beginning on June 13, 2006, and March 15 and September 15 of each year for the 2016 notes and the 2036 notes, beginning on September 15, 2006.
Optional Redemption	We may redeem the 2016 notes and the 2036 notes, in whole or in part, at any time with a make-whole premium described under “Description of the Notes—Optional Redemption” in this prospectus supplement. The 2009 notes will not be redeemable.

Absence of a Public Market	There is no public trading market for the notes, and there is no intention to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotations system. See “Risk Factors—An active trading market for the notes may not develop.”
Ranking	The notes will be unsecured and unsubordinated obligations and will rank equally with each other and with all of our other existing and future unsecured and unsubordinated indebtedness. See “Description of the Notes.”
Use of Proceeds	We intend to use the net proceeds from the sale of the notes for repayment of outstanding debt and for general corporate purposes.
Covenants	The indenture governing the notes contains various covenants. These covenants are subject to a number of important qualifications and exceptions. See “Description of Debt Securities—Covenants” in the accompanying prospectus.
Minimum Denominations	The notes will be issued and may be transferred only in minimum denominations of $1,000 and multiples of $1,000 in excess thereof.
Form	The notes are being issued in fully registered form and will be represented by one or more global notes deposited with The Depository Trust Company, or DTC, or its nominee and registered in book-entry form in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes will be shown on, and transfers will only be made through, the records maintained by DTC and its participants, including Clearstream, Luxembourg and the Euroclear System. See “Book-Entry Issuance” in the accompanying prospectus.
Risk Factors	For a discussion of factors you should carefully consider before deciding to purchase the notes, see “Risk Factors” beginning on page S-7 of this prospectus supplement and under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” of our annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission and incorporated by reference into this prospectus supplement.

Further Issues	We may create and issue additional notes of any series ranking equally with the notes of the corresponding series (other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such notes, if issued, may be consolidated and form a single series with the notes of the corresponding series. See “Description of the Notes—Further Issues” in this prospectus supplement.

RISK FACTORS

      An investment in the notes involves various material risks. Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement from our most recent annual report on Form 10-K under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the Securities and Exchange Commission.

The notes are subject to prior claims of any secured creditors, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

      The notes are our unsecured general obligations, ranking equally with other senior unsecured indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

Negative covenants in the indenture will have a limited effect.

      The indenture governing the notes contains negative covenants that apply to us, however, the limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us to create, grant or incur liens or security interests with respect to our headquarters and certain other material facilities. See “Description of Debt Securities—Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

Changes in our credit ratings may adversely affect the value of the notes.

      The notes are expected to be rated A2 by Moody's Investors Service, A by Standard & Poor's Ratings Services, A+ by Fitch Ratings and A by Dominion Bond Rating Service, in each case with a stable outlook. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

An active trading market for the notes may not develop.

      There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

      The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease any market-making at any time without notice.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges is generally computed by dividing the sum of net income, income taxes and fixed charges (net of capitalized interest) less undistributed equity income by fixed charges. Fixed charges represent gross interest and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

      The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

Year Ended December 31,
2005	2004	2003	2002	2001
5.77x	4.53x	4.54x	(1.16)(a)	0.59(a)

(a)	The ratio of earnings to fixed charges was less than 1:1 for the years ended December 31, 2002 and 2001. In order to have achieved a ratio of earnings to fixed charges of 1:1, we would have had to have generated an additional $984 and $215 million of earnings in the years ended December 31, 2002 and 2001, respectively.

USE OF PROCEEDS

      The net proceeds from the offering of the notes, which are expected to be approximately $1,239,081,000 after underwriting discounts and payment of expenses related to the offering, will be used for repayment of outstanding debt, including, commercial paper, as well as for general corporate purposes, which may include repurchase of our common stock, investments in or extensions of credit to our subsidiaries, or the financing of possible acquisitions or business expansion. As of December 31, 2005, our commercial paper had a weighted average interest rate of approximately 4.27% and a weighted average maturity of approximately four days. Pending any specific application, we may initially invest the net proceeds from the offering in short-term marketable securities or apply them to reduce short-term indebtedness.

DESCRIPTION OF THE NOTES

      The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. The following summaries of certain provisions of the indenture do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the indenture, which provisions of the indenture are incorporated herein by reference. Capitalized and other terms not otherwise defined in this prospectus supplement or in the accompanying prospectus will have the meanings given to them in the indenture. You may obtain a copy of the indenture from us upon request. See “Where You Can Find More Information” in this prospectus supplement.

General

      The floating rate senior notes due 2009 (the “2009 notes”), the 5.40% senior notes due 2016 (the “2016 notes”) and the 5.70% senior notes due 2036 (the “2036 notes”) will be issued as separate series under an indenture dated October 1, 1985, as supplemented by a first supplemental indenture dated as of February 1, 1991, a second supplemental indenture dated as of November 1, 1997 and a third supplemental indenture dated as of March 14, 2006 (as supplemented, the “indenture”) between us and JPMorgan Chase Bank, N.A., as trustee. The 2009 notes will mature on March 13, 2009, the 2016 notes will mature on March 15, 2016 and the 2036 notes will mature on March 15, 2036.

      Unless previously redeemed or purchased and cancelled, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity. We will pay principal of and interest on the notes in U.S. dollars.

      The notes will be our senior unsecured debt obligations and will rank equally among themselves and with all of our other present and future senior unsecured indebtedness.

      The 2016 notes and the 2036 notes will be redeemable by us at any time prior to maturity as described below under “—Optional Redemption.” The 2009 notes will not be redeemable.

      The notes will be issued in registered, book-entry form only without interest coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

      The notes will not be subject to a sinking fund. The notes will be subject to defeasance as described under “Description of Debt Securities—Defeasance Provisions” in the accompanying prospectus.

      The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us, and contain no financial or similar restrictions on us, except as described under “Description of Debt Securities—Covenants” in the accompanying prospectus.

      The notes will be issued in an aggregate initial principal amount of $1,250,000,000, subject to our ability to issue additional notes which may be of the same series as the notes as described below under “—Further Issues” in this prospectus supplement.

      If the scheduled maturity date or redemption date for the notes of any series falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the scheduled maturity date or redemption date, as the case may be.

Interest

Fixed Rate Notes

      The 2016 notes will bear interest at a fixed rate of 5.40% and the 2036 notes will bear interest at a fixed rate of 5.70%. Interest on the 2016 notes and the 2036 notes will accrue from March 14, 2006, or from the most recent interest payment date to which interest has been paid or provided for, to but excluding the relevant interest payment date. We will make interest payments on the 2016 notes and the 2036 notes semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2006, to the person in whose name such notes are registered at the close of business on the immediately preceding March 1 or September 1, as applicable. Interest on the 2016 notes and the 2036 notes will be computed on the basis of a 360-day year of twelve 30-day months.

      If an interest payment date for the 2016 notes and the 2036 notes falls on a day that is not a business day, the interest payment shall be postponed to the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

Floating Rate Notes

      The 2009 notes will bear interest for each interest period at a rate determined by the calculation agent. The calculation agent is JPMorgan Chase Bank, N.A. until such time as we appoint a successor calculation agent. The interest rate on the 2009 notes for a particular interest period will be a per annum rate equal to three-month USD LIBOR as determined on the interest determination date plus 0.06%. The interest determination date for an interest period will be the second London business day preceding that interest period. Promptly upon determination, the calculation agent will inform the trustee and us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of the 2009 notes, the trustee and us.

      A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Telerate Page 3750” at approximately 11:00 a.m., London time, on such interest determination date. If, on an interest determination date, such rate does not appear on the “Telerate Page 3750” as of 11:00 a.m., London time, or if the “Telerate Page 3750” is not available on such date, the calculation agent will obtain such rate from Bloomberg L.P.'s page “BBAM.”

      If no offered rate appears on “Telerate Page 3750” or Bloomberg L.P. page “BBAM” on an interest determination date at approximately 11:00 a.m., London time, then the calculation agent (after consultation with us) will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks (which may include JPMorgan Chase Bank, N.A.) in New York City and shall request each of them to provide a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period.

      Upon request from any holder of 2009 notes, the calculation agent will provide the interest rate in effect for the 2009 notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

      Dollar amounts resulting from such calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

      Interest on the 2009 notes will accrue from March 14, 2006, or from the most recent interest payment date to which interest has been paid or provided for; provided, that if an interest payment date for the 2009 notes falls on a day that is not a business day, the interest payment date shall be postponed to the next succeeding business day unless (other than in the case of the maturity date) such next succeeding business day would be in the following month, in which case, the interest payment date shall be the immediately preceding business day. Interest on the 2009 notes will be paid to but excluding the relevant interest payment date. We will make interest payments on the 2009 notes quarterly in arrears on March 13, June 13, September 13 and December 13 of each year, beginning on June 13, 2006, to the person in whose name those notes are registered at the close of business on the 15th day preceding the interest payment date. Interest on the 2009 notes will be computed on the basis of the actual number of days in an interest period and a 360-day year.

Optional Redemption

      The 2009 notes are not redeemable by us. The 2016 notes and the 2036 notes are redeemable, as a whole or in part, at our option, at any time or from time to time, upon mailed notice to the registered address of each holder of notes at least 30 days but not more than 60 days prior to the redemption. The “make-whole premium” redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such notes discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 15 basis points with respect to the 2016 notes and 20 basis points with respect to the 2036 notes. Accrued interest will be paid to but excluding the redemption date.

      “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes called for redemption, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes called for redemption.

      “Comparable Treasury Price” means, with respect to any redemption date, the average, as determined by us, of the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

      “Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., UBS Securities LLC and one other primary U.S. Government securities dealer selected by us, and each of their respective successors. If any one shall cease to be a primary U.S. Government securities dealer, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

      “Reference Treasury Dealer Quotations” means, on any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by each Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

      “Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the notes called for redemption that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the notes called for redemption, the amount of the next succeeding scheduled interest payment on such notes will be reduced by the amount of interest accrued to such redemption date.

      We will prepare and mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. On and after a redemption date, interest will cease to accrue on the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before a redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee pro rata or by lot or by a method the trustee deems to be fair and appropriate.

Further Issues

      We may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of the corresponding series and have the same terms as to status, redemption or otherwise as the debt securities of the corresponding series.

Regarding the Trustee

      We and our affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business. JPMorgan Chase Bank, N.A. is the calculation agent with respect to the 2009 notes and has other relationships with us as described under the heading “Description of Debt Securities—Information Concerning the Trustee Under the Indenture” in the accompanying prospectus.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes. Except as discussed under “—Non-U.S. Holders” and “—Information Reporting and Backup Withholding” below, the discussion generally applies only to holders of notes that are U.S. holders. You will be a U.S. holder if you are (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes. This summary applies only to those persons holding notes which: (i) are held as capital assets and (ii) are purchased by those initial holders who purchase notes at the “issue price,” which will equal the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents of the United States, a person who is liable for the alternative minimum tax, or a person whose “functional currency” is not the U.S. dollar. If an entity that is treated as partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in such an entity, you should consult your tax advisor. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal gift or estate tax.

      This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

      You should consult your tax advisor about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

Payments or Accruals of Interest

      Payments or accruals of interest on a note will be taxable to you as ordinary income at the time that you actually or constructively receive or accrue such amounts (in accordance with your regular method of tax accounting).

Purchase, Sale, Redemption and Retirement of Notes

      Initially, your tax basis in a note generally will equal the cost of the note to you. When you sell or exchange a note, or if a note that you hold is retired or redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “—Payments or Accruals of Interest”) and your tax basis in the note. Special rules may apply to notes redeemed in part.

      The gain or loss that you recognize on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Non-U.S. Holders

      For purposes of the discussion below, interest and gain on the sale, redemption or repayment of notes will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a person eligible for the benefits of a bilateral income tax treaty to which the United States is a party, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

      Subject to the discussion below regarding backup withholding, interest paid on the notes to a nonresident alien individual, foreign corporation, or foreign estate or trust (a “non-U.S. holder”), generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if the non-U.S. holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code, (iii) is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business, and (iv) certifies, under penalties of perjury on a Form W-8BEN (or such successor form as the Internal Revenue Service (“IRS”) designates), prior to the payment that such holder is not a U.S. person and provides such holder's name and address. The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular, graduated U.S. rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30% (or a lower rate under an applicable income tax treaty) of such amount, subject to adjustments. To claim the benefits of a treaty exemption from or reduction in withholding, a non-U.S. holder must provide a properly executed Form W-8BEN (or such successor form as the IRS designates), and to claim an exemption from withholding because income is U.S. trade or business income, a non-U.S. holder must provide a properly executed Form W-8BEN (or such successor form as the IRS designates), as applicable prior to the payment of interest. These forms may need to be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain and to provide a U.S. taxpayer identification number on a Form W-8BEN.

      If you are a non-U.S. holder, any gain you realize on a sale, exchange, redemption or other disposition of notes generally will be exempt from U.S. federal income tax, including withholding tax. This exemption will not apply to you if (i) the gain is U.S. trade or business income, in which case the branch profits tax may also apply if you are a corporate non-U.S. holder or (ii) you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Special rules may apply to notes redeemed in part.

      Special rules may apply to certain non-U.S. holders (or their beneficial owners), such as “controlled foreign corporations,” “passive foreign investment companies,” and certain expatriates, that are subject to special treatment under the Code. Such non-U.S. holders (or their beneficial owners) should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

      If you are a U.S. holder, you will generally be subject to information reporting and may also be subject to backup withholding tax, currently at a rate of 28%, when you receive interest payments on a note or proceeds upon the sale or other disposition of a note. Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply if you provide your taxpayer identification number (“TIN”) to the payor in the prescribed manner unless: (A) the IRS notifies us or our agent that the TIN you provided is incorrect; (B) you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our agent that withholding is required; or (C) you fail to certify under penalties of perjury that (i) you provided us with your correct TIN, (ii) you are not subject to backup withholding, and (iii) you are a U.S. person (including a U.S. resident alien).

      Information returns will be filed with the IRS in connection with payments on the notes to non-U.S. holders. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid additional information reporting and backup withholding tax requirements. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these certification requirements.

      The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

      THE PRECEDING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC are acting as representatives, have agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes set forth opposite each name below.

Underwriter	Principal Amount of 2009 Notes	Principal Amount of 2016 Notes	Principal Amount of 2036 Notes
Deutsche Bank Securities Inc.	$60,000,000	$80,000,000	$110,000,000
J.P. Morgan Securities Inc.	$60,000,000	$80,000,000	$110,000,000
UBS Securities LLC	$60,000,000	$80,000,000	$110,000,000
Bank of America Securities LLC	$30,000,000	$40,000,000	$55,000,000
Barclays Capital Inc.	$30,000,000	$40,000,000	$55,000,000
Citigroup Global Markets Inc.	$30,000,000	$40,000,000	$55,000,000
ABN AMRO Incorporated	$6,000,000	$8,000,000	$11,000,000
Mitsubishi UFJ Securities Incorporated plc	$6,000,000	$8,000,000	$11,000,000
BNP Paribas Securities Corp.	$6,000,000	$8,000,000	$11,000,000
RBS Greenwich Capital Markets, Inc.	$6,000,000	$8,000,000	$11,000,000
Wachovia Securities, LLC	$6,000,000	$8,000,000	$11,000,000

Total	$300,000,000	$400,000,000	$550,000,000

      The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer such notes to selected dealers at the public offering price minus a selling concession of up to 0.15% of the principal amount of the 2009 notes, 0.30% of the principal amount of the 2016 notes and 0.50% of the principal amount of the 2036 notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession to certain other dealers of up to 0.10% of the principal amount of the 2009 notes, 0.17% of the principal amount of the 2016 notes and 0.25% of the principal amount of the 2036 notes. After the initial public offering, the underwriters may change the public offering price and other selling terms.

      The underwriters have represented to us and agreed with us that they have not made and will not make an offer of the notes to the public in any member state of the European Economic Area which has implemented the Prospectus Directive (a “Relevant Member State”) from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive. However, the underwriters may make an offer of the notes to the public in that Relevant Member State at any time on or after the Relevant Implementation Date to:

•	legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, the corporate purpose of which is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year or (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown on its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

      For purposes of the above information, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable any investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means the Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

      Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

      Each Manager has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;
(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorised person, not apply to the Issuer; and
(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

      The notes are a new issue of securities with no established trading market. In addition, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

      In connection with the offering, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve the purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

      We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $600,000.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

      The underwriters or their affiliates have performed certain investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Affiliates of each of the underwriters of this offering are lenders under our $1 billion credit facility and our $1.3 billion credit facility. Proceeds of this offering may be used to repay borrowings under our credit facilities and affiliates of certain of the underwriters as described above would receive proceeds of this offering. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their businesses for which they would expect to receive customary fees and expenses.

      Certain of the underwriters may make the notes available for distribution on the internet through a proprietary website and/or a third-party system operated by MarketAxess Corporation,

an internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between certain of the underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from certain of the underwriters based on transactions such underwriters conduct through the system. Certain of the underwriters will make the notes available to their customers through the internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

      We will deliver the notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price for the notes.

LEGAL MATTERS

      Certain legal matters relating to the authorization and validity of the notes will be passed upon for us by Gail E. Lehman, Assistant General Counsel, Securities and Finance of Honeywell. As of March 7, 2006, Ms. Lehman beneficially owned 3,678 shares of Honeywell common stock and had 44,460 options to acquire additional shares of Honeywell common stock granted under option plans of Honeywell. Certain legal matters relating to the offering of the notes will be passed upon for us by Kutak Rock LLP, Denver, Colorado. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

      The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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PROSPECTUS

$3,000,000,000

HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRIS TOWNSHIP, NJ 07962
(973) 455-2000
DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK

      We will provide specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable supplement carefully before you invest.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

      This Prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

      See “Risk Factors” beginning on page 1 to read about the risks you should consider before buying any of our debt securities, preferred stock or common stock.

Prospectus dated March 9, 2006.

All references to “we,” “us,” “our” and “Honeywell” in this Prospectus refer to Honeywell International Inc. and its consolidated subsidiaries, unless the context otherwise requires.

ABOUT THIS PROSPECTUS

      This Prospectus is part of a registration statement (No. 333-86874) that Honeywell filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time up to $3,000,000,000 (or the equivalent in foreign or composite currencies) of our debt securities, preferred stock or common stock. This Prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this Prospectus.

      To understand the terms of our securities, you should carefully read this document with the related prospectus supplement. Together they give the specific terms of the securities we are offering. You should also read the documents we have referred you to in “Where You Can Find More Information About Honeywell” below for information on our company and our financial statements.

RISK FACTORS

      You should carefully review the risks associated with an investment in our securities. To assess these risks, you should carefully read the risk factor section in the related prospectus supplement and the risks described in our documents filed with the SEC and incorporated by reference into this Prospectus and the related prospectus supplement. See “Where You Can Find More Information About Honeywell” in this Prospectus.

HONEYWELL

      Honeywell is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, control sensing and security technologies for buildings, homes and industry, turbochargers, automotive products, specialty chemicals, electronic and advanced materials and process technology for refining and petrochemicals. Honeywell was incorporated in Delaware in 1985.

RATIO OF EARNINGS TO FIXED CHARGES

      Our historical ratios of earnings to fixed charges are as set forth on Exhibit 12 to the Registration Statement of which this Prospectus forms a part and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and will be set forth in a related prospectus supplement.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this Prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of outstanding debt, repurchase of our common stock, investments in or extensions of credit to our subsidiaries, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

      The following description of the terms of the debt securities sets forth some of the general terms that may apply to debt securities offered under this Prospectus. The particular terms of any debt securities will be described in the related prospectus supplement.

General

      Debt securities will be our unsecured, unsubordinated debt obligations. They will be issued under an indenture dated as of October 1, 1985, as amended by a first supplemental indenture dated as of February 1, 1991, as amended by a second supplemental indenture dated as of November 1, 1997, and as amended by a third supplemental indenture dated as of March    , 2006 between us and JPMorgan Chase Bank, N.A., as trustee.

      The following summary of the provisions of the indenture is not complete. You should refer to the indenture (including the amendments to it) which are exhibits to our registration statement No. 333-86874. The indenture has been qualified under the Trust Indenture Act. Section references below are to the section in the indenture. The referenced sections of the indenture and the definitions of capitalized terms in the indenture are incorporated by reference in this Prospectus.

      The indenture does not limit the amount of debt that we may issue. The indenture provides that debt securities may be issued thereunder up to the principal amount authorized by us from time to time.

      The debt securities may be issued in one or more separate series. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

(a) the title and type of the debt securities;

(b) any limit on the aggregate principal amount or aggregate initial offering price of the debt securities and the amount payable upon acceleration;

(c) the purchase price of the debt securities;

(d) the dates on which the principal of the debt securities will be payable;

(e) the interest rates, including any interest rates applicable to overdue payments, of the debt securities, or the method for determining those rates, and the interest payment dates for the debt securities;

(f) the places where payments may be made on the debt securities;

(g) any mandatory or optional redemption provisions applicable to the debt securities;

(h) any sinking fund or analogous provisions applicable to the debt securities;

(i) the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

(j) any provisions that would determine payments on the debt securities by reference to an index or a formula;

(k) if other than U.S. dollars, the currency, currencies or composite currencies, in which the purchase price or payments on the debt securities will be payable. The currencies may be different for principal, premium and interest payments;

(l) the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount;

(m) any conversion or exchange provisions applicable to the debt securities;

(n) any additional events of default applicable to the debt securities not set forth in the indenture;

(o) any securities exchange on which the debt securities may be listed; and

(p) any other specific terms of the debt securities.

      Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount debt securities or relating to other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than U.S. dollars.

      The debt securities will be issued only in fully registered form without coupons. The indenture also provides that debt securities of a series may be issued as permanent global debt securities. See “—Permanent Global Debt Securities” and “Book-Entry Issuance” below. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

      Principal of and any premium and interest on the debt securities will be payable at the corporate trust office of the trustee in New York City. Transfers or exchanges of debt securities may be made at the same location. Payment of interest on any debt securities may be made at our option by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to us. In the absence of such certification, we may rely on any legal presumption to determine whether we must deduct or withhold taxes, assessments or governmental charges from a payment.

      We may at any time repurchase debt securities at any price on the open market or otherwise. We may in our discretion hold, resell or surrender to the trustee for cancellation any debt securities that we acquire.

Covenants

      The indenture does not limit our ability to enter into highly leveraged transactions, nor does it provide special protection to holders of debt securities in the event of those transactions. The indenture does not provide special protection in the event of a sudden and dramatic decline in our credit quality, including a decline resulting from a takeover, recapitalization or similar restructuring. In addition, the indenture does not limit the amount of indebtedness incurred by our subsidiaries. The covenants contained in the indenture are described below.

      Limitation on Liens. In the indenture, we covenant not to issue, assume or guarantee any indebtedness for borrowed money secured by liens on:

(a) any property located in the United States which is:

(i) in the opinion of our board of directors, a principal manufacturing property; or

(ii) an oil, gas or mineral producing property; or

(b) any shares of capital stock or indebtedness of any subsidiary owning such property;

without equally and ratably securing the debt securities, subject to exceptions specified in the indenture. These exceptions include, among others, the following factors:

(A) existing liens on our property or liens on property of corporations at the time those corporations become our subsidiaries or are merged with us;

(B) liens existing on property when acquired, or incurred to finance the purchase price of that property;

(C) certain liens on property to secure the cost of exploration, drilling or development of, or improvements on, that property;

(D) certain liens in favor of or required by contracts with governmental entities; and

(E) indebtedness secured by liens otherwise prohibited by the covenant not exceeding 10% of the consolidated net tangible assets of Honeywell and our consolidated subsidiaries (Sections 101 and 1005).

      Transfers of oil, gas or other minerals in place for a period of time until the transferee receives a specified amount of money or of such minerals or any other transfers commonly referred to as “production payments,” are outside the scope of this covenant and are permitted without restriction.

      Limitation on Sale and Lease-Back Transactions. We also covenant not to enter into any sale and lease-back transaction covering any property located in the United States which is

(a) in the opinion of our board of directors, a principal manufacturing property; or

(b) an oil, gas or mineral producing property, unless:

(i) we would be entitled under the provisions described under “—Limitation on Liens” to incur debt equal to the value of such sale and lease-back transaction, secured by liens on the property to be leased, without equally securing the outstanding debt securities; or

(ii) we, during the four months following the effective date of such sale and lease-back transaction, apply an amount equal to the value of such sale and lease-back transaction to the voluntary retirement of long-term indebtedness of Honeywell or our subsidiaries (Sections 101 and 1006).

Consolidation, Merger and Sale of Assets

      We may, without the consent of the holders of any debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Honeywell; provided that:

(a) the successor is a person organized under U.S. law;

(b) the successor person, if not Honeywell, assumes our obligations on the debt securities and under the indenture;

(c) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(d) certain other conditions are met (Section 801A).

Defeasance Provisions

      The indenture contains a provision that, if made applicable to any series of debt securities, permits us to elect:

(a) to defease and be discharged from all of our obligations (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) with respect to any series of debt securities denominated and payable in U.S. dollars then outstanding (“defeasance”); and/or

(b) to be released from our obligations under the covenants set forth in Sections 1005 (limitation on liens) and 1006 (limitation on sale and lease-back transactions) and from the consequences of an event of default resulting from a breach of those covenants (“covenant defeasance”) (Sections 403 and 1008).

      To elect defeasance or covenant defeasance, we must deposit in trust with the trustee money and/or U.S. government obligations (which are direct obligations of the United States backed by its full faith and credit) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those debt securities, including any sinking fund obligations (Section 403(7)). As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance. In the case of defeasance under clause (a) above, that opinion must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law, and such defeasance may not result in any series of debt securities, if it is listed for trading on the New York Stock Exchange, being delisted.

      Under federal income tax law as of the date of this Prospectus, defeasance would likely be treated as a taxable exchange of debt securities for interests in the defeasance trust. As a result, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's proportionate interest in the defeasance trust. That holder would thereafter be required to include in income a proportionate share of the income, gain or loss, as the case may be, of the defeasance trust. Under federal income tax law as of the date of this Prospectus, covenant defeasance would ordinarily not be treated as a taxable exchange of debt securities. Purchasers of debt securities should consult their own advisors as to the tax consequences to them of defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

      If we exercise our covenant defeasance option with respect to a particular series of debt securities, then even if there were a default under the related covenant, payment of those debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those debt securities may not be accelerated because of any event of default. If we exercise our defeasance option or covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Modification

      We and the trustee may make modifications and amendments to the indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding debt securities affected by the modification or amendment. Without the consent of each affected holder, no modification may:

(a) change the stated maturity of any debt securities;

(b) reduce the principal amount of any debt securities;

(c) reduce the rate or extend the time of payment of interest or any premium of any debt securities;

(d) impair the right to institute suit for the enforcement of any payment on or after its due date; or

(e) reduce the percentage of the principal amount of debt securities required to approve any supplemental indenture or any waiver under the indenture (Section 902).

We and the trustee may amend the indenture without the consent of the holders of debt securities:

(a) to reflect our merger with another person;

(b) to replace the trustee;

(c) to issue a new series of debt securities;

(d) to effect modifications that do not adversely affect any outstanding series of debt securities;

(e) to add additional covenants (Section 901); and

(f) to convey any property to the trustee.

      Any modification of the indenture subordinating any series of debt securities issued under it to any other indebtedness of Honeywell will not be effective without each holder's consent.

Events of Default; Waiver

      An event of default with respect to any series of debt securities will occur under the indenture if:

(a) we fail to pay principal of or any premium on the series, except for principal due upon sinking fund redemptions;

(b) we fail to pay any installment of interest on the series for a period of 30 days;

(c) we fail to pay any sinking fund redemption on the series for a period of 30 days;

(d) we fail to perform any other covenant in the indenture for 90 days after notice;

(e) we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of Honeywell for the benefit of our creditors; or

(f) any other event of default specified with respect to debt securities of that series as described in the applicable prospectus supplement occurs (Section 501).

      No event of default with respect to a particular series of debt securities issued under the indenture necessarily constitutes an event of default with respect to any other series of debt securities (Section 501).

      On the occurrence of an event of default with respect to a series of debt securities, the trustee or the holders of at least 25% in principal amount at maturity of that series of debt securities then outstanding may declare the principal, or in the case of debt securities sold at an original issue discount, the amount specified in the terms of the debt securities, to be due and payable immediately (Section 501).

      Subject to conditions, the declaration described in the preceding paragraph may be annulled and past defaults, except uncured payment defaults and other specified defaults, may be waived by the holders of not less than a majority in aggregate principal amount at maturity of outstanding debt securities of the series affected by any event of default (Sections 501, 502 and 507).

      Upon payment of the principal amount in respect of an event of default on any series of debt securities, together with any premium or interest due thereon, all of our obligations in respect to payment of indebtedness on such debt securities will terminate (Section 401).

      The indenture requires the trustee to, within 90 days after the occurrence of a default with respect to any outstanding series of debt securities, give the holders of that series notice of the default if uncured. The trustee may withhold this notice of default, except for default in the payment of principal of or any premium or interest on, or of any sinking fund payment with respect to, such series of debt securities, if it considers such withholding to be in the interest of holders of debt securities (Section 508).

      We are required annually to file with the trustee a certificate stating that no default exists under the indenture, or specifying the nature and status of any default (Section 1004).

      Subject to provisions relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities unless those holders of debt securities shall have offered to the trustee reasonable security or indemnity (Section 603). Subject to that provision for security or indemnification, the holders of a majority in principal amount of the debt securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the debt securities of that series (Section 504).

Information Concerning the Trustee Under the Indenture

      We and some of our subsidiaries and affiliates maintain deposits with, and conduct other banking transactions with, JPMorgan Chase Bank, N.A. in the ordinary course of business. These include:

(a) JPMorgan Chase Bank, N.A. is the trustee under the indenture under which our Serial Zero Coupon Bonds Due through 2009 are outstanding and under the indenture under which our indebtedness is outstanding.

(b) JPMorgan Chase Bank, N.A. is fiscal agent for our 8% Bonds Due May 15, 2006.

(c) JPMorgan Chase Bank, N.A. is a lender under our revolving credit agreements with other banks.

Permanent Global Debt Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement (Section 203). For most debt securities, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for debt securities in individually certificated form. For a description of the depositary arrangements, see “Book-Entry Issuance.” Any additional terms of the depositary arrangement with respect to any series of debt securities and the rights of and limitations on owners of beneficial interests in a global security representing a series of debt securities may be described in the related prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

General

      Honeywell's restated certificate of incorporation, or charter, authorizes the board of directors or a committee of the board of directors to cause preferred stock to be issued in one or more series, without stockholder action. They are authorized to issue up to 40,000,000 shares of preferred stock, without par value, and can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may amend the charter to increase the number of authorized shares of preferred stock in a manner permitted by the charter and Delaware law. As of the date of this Prospectus, there is no preferred stock outstanding.

      The particular terms of any series of preferred stock offered by us will be described in the prospectus supplement relating to that series of preferred stock. Those terms relating to the series of preferred stock offered may include:

(a) the number of shares of the preferred stock being offered;

(b) the title and liquidation preference per share of the preferred stock;

(c) the purchase price of the preferred stock;

(d) the dividend rate or method for determining the dividend rate;

(e) the dates on which dividends will be paid;

(f) whether dividends on the preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

(g) any redemption or sinking fund provisions applicable to the preferred stock;

(h) any securities exchange on which the preferred stock may be listed; and

(i) any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to the preferred stock.

      The following summary is not complete. You should refer to the certificate of designations relating to any series of preferred stock for the complete terms of that preferred stock. The certificate of designations will be filed with the Securities and Exchange Commission at the time of the offering of the preferred stock.

      Unless otherwise specified in the prospectus supplement, if we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of preferred stock we may issue in the future. Preferred stock will have no preemptive rights.

Dividend Rights

      Holders of preferred stock will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates set forth in the related prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on preferred stock may be cumulative or noncumulative, as specified in the related prospectus supplement. If the board of directors fails to declare a dividend on any preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

      No full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear the same ratio to each other that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.

      Unless otherwise set forth in the related prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

      If we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to the series of preferred stock, plus an amount equal to any accrued and unpaid dividends before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

Redemption

      Any series of preferred stock may be redeemable in whole or in part at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related prospectus supplement.

      If a series of preferred stock is subject to mandatory redemption, the related prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or other securities of Honeywell or of third parties, as specified in the related prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the related prospectus supplement.

      If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.

Conversion Rights

      The related prospectus supplement will state any conversion rights under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or other property. As described under “—Redemption” above, under some circumstances preferred stock may be mandatorily converted into common stock or another series of preferred stock.

Voting Rights

      For most series of preferred stock, the holders of preferred stock will not be entitled to vote. Except as indicated in the related prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Transfer Agent and Registrar

      We will appoint a transfer agent, registrar and dividend disbursement agent for the preferred stock. The registrar for the preferred stock will send notices to the holders of the preferred stock of any meeting at which those holders will have the right to elect directors or to vote on any other matter.

Permanent Global Preferred Securities

      A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred stock, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. For a description of the depositary arrangements, see “Book-Entry Issuance.”

Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

      As of the date of this Prospectus, we are authorized to issue up to 2,000,000,000 shares of common stock. As of December 31, 2005, we had approximately 957.6 million shares of common stock issued (including approximately 128.1 million shares held in treasury) and had reserved approximately 92 million shares of common stock for issuance under various employee or director incentive compensation and option plans.

      American Stock Transfer is the transfer agent and registrar for our common stock. Shares of common stock are listed on the New York, Chicago and Pacific stock exchanges, under the symbol “HON.” In addition, shares of common stock are listed on the London stock exchange.

      The following summary is not complete. You should refer to the applicable provision of Honeywell's charter and bylaws and to Delaware corporate law for a complete statement of the terms and rights of our common stock.

Dividends

      Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available for their payment, subject to the rights of holders of any preferred stock outstanding.

Voting Rights

      Each holder of common stock is entitled to one vote per share. Subject to any rights of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

Rights Upon Liquidation

      In the event of Honeywell's voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of any series of outstanding preferred stock have received their liquidation preferences in full.

Other Rights

      Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. If we merge or consolidate with or into another company and as a result our common stock is converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of consideration per share of common stock.

Possible Anti-Takeover Provisions

      Honeywell's charter and bylaws provide:

(a) that the board of directors may establish the number of seats on the board, subject to the right of preferred stockholders to elect directors in certain circumstances and shareowners'

rights to set the number of seats upon the vote of holders of a majority of the outstanding shares of common stock;

(b) that vacancies on the board of directors, other than at the annual meeting, are filled by a vote of the remaining directors;

(c) that special meetings of shareowners generally may be called only by the chief executive officer or by a majority of the authorized number of directors;

(d) that action may be taken by shareowners only at annual or special meetings and not by written consent;

(e) that advance notice must be given to Honeywell for a shareowner to nominate directors for election at a shareowner meeting; and

(f) that the following actions require approval by holders of a majority of the outstanding shares entitled to vote:

(i) the removal for cause of directors at other than the expiration of their terms; and

(ii) the amendment or repeal of Honeywell's charter and/or bylaw provisions relating to the classified board of directors, the number of seats on the board of directors, the filling of board vacancies, removal of directors for cause, calling of special meetings of shareowners, prohibition of shareowner action by written consent and amendment or repeal of provisions requiring a vote of a majority of shareowners.

      Any of these provisions could delay, deter or prevent a tender offer for or attempted takeover of Honeywell.

      Our charter permits us to issue up to 40,000,000 shares of preferred stock with terms which may be set by our board of directors or a committee of the board. That preferred stock could have terms that could delay, deter or prevent a tender offer or takeover attempt of Honeywell.

      Under Delaware law, an acquirer of 15% or more of our shares of stock must wait three years before a business combination with us unless one of the following exceptions is available:

(a) approval by our board of directors prior to the time the acquirer became a 15% shareowner of Honeywell;

(b) acquisition of at least 85% of our voting stock in the transaction in which the acquirer became a 15% shareowner of Honeywell; or

(c) approval of the business combination by our board of directors and two-thirds of our disinterested shareowners.

BOOK-ENTRY ISSUANCE

      We have obtained the information in this section concerning The Depository Trust Company, Clearstream Banking, societe anonyme, Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of The Depository Trust Company, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

      Most series of debt securities and preferred stock will be book-entry securities. Unless otherwise specified in a prospectus supplement, upon issuance, all book-entry securities of the same issue will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto (“DTC”) a securities depository, and will be registered in the name of Cede and Co. (DTC's nominee). You may hold your interests in the global securities in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems.

Clearstream, Luxembourg and Euroclear will hold interests in the global securities on behalf of their respective participating organizations or customers through customers' securities accounts in Clearstream's, Luxembourg's or Euroclear's names on the books of their respective depositaries, which in turn will hold those positions in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear.

      So long as DTC or its nominee is the registered owner of the global securities, DTC or such nominee will be considered the sole owner and holder of the securities for all purposes of the securities and the indenture. Except as provided below, owners of beneficial interests in the securities will not be entitled to have the securities registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a security must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of securities.

      Unless and until we issue the debt securities in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Debt Securities and Preferred Stock”:

•	you will not be entitled to receive a certificate representing your interest in the debt securities or preferred stock;

•	all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the debt securities or the preferred stock, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

      DTC will act as securities depositary for the debt securities and the preferred stock. The debt securities and the preferred stock will be issued as fully registered debt securities and preferred stock, as the case may be, registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

      Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

      Purchases of debt securities or preferred stock under DTC's system must be made by or through direct participants, which will receive a credit for the debt securities or the preferred stock on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the debt securities or the preferred stock are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities or preferred stock, except as provided below in “—Certificated Debt Securities and Preferred Stock.”

      To facilitate subsequent transfers, all debt securities or preferred stock deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of debt securities or preferred stock with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities or the preferred stock. DTC's records reflect only the identity of the direct participants to whose accounts such debt securities or preferred stock are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

      Under the book-entry format, the trustee will pay interest, premium, if any, or principal payments or make dividend payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal, premium, if any, or interest or the dividend payment on the debt securities or preferred stock, as the case may be, to owners of beneficial interests in the debt securities or the preferred stock.

      DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the debt securities and payments of dividends on the preferred stock. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the debt securities or the preferred stock on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the debt securities or the preferred stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

      The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a debt security or preferred stock if one or more of the direct participants to whom the debt security or the preferred stock is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the debt securities or the preferred stock as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge debt securities or preferred stock to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your debt securities or preferred stock.

      Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities or the preferred stock unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities or the preferred stock are credited on the record date (identified in a listing attached to the omnibus proxy).

      Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary's ability to effect those actions on its behalf through DTC.

      DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities and the preferred stock among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-Entry Systems

      Transfers between DTC's direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.

      DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

      Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

      Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities and preferred stock among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Debt Securities and Preferred Stock

      Unless and until they are exchanged, in whole or in part, for debt securities or preferred stock in definitive form in accordance with the terms of the debt securities or the preferred stock, the debt securities or the preferred stock may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

      We will issue debt securities or preferred stock to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.

      If any of the three above events occurs, DTC is required to notify all direct participants that debt securities or preferred stock in fully certificated registered form are available through DTC. DTC will then surrender the global securities representing the debt securities or the preferred stock along with instructions for re-registration. The trustee will reissue the debt securities or the preferred stock in fully certificated registered form and will recognize the registered holders of the certificated debt securities or preferred stock as holders.

      Unless and until we issue the debt securities or the preferred stock in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the debt securities or the preferred stock; (2) all references in this prospectus or an accompanying prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus or an accompanying prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the debt securities or the preferred stock, for distribution to you in accordance with its policies and procedures.

Notices

      Holders will receive notices by mail at their addresses as they appear in the security register.

Title

      We may treat the person in whose name a debt security or preferred stock is registered on the applicable record date as the owner of the debt security or the preferred stock for all purposes, whether or not it is overdue.

Governing Law

      New York law will govern the indenture and the debt securities and the preferred stock.

PLAN OF DISTRIBUTION

      We may sell the securities:

(a) through underwriters;

(b) through agents; or

(c) directly to institutional purchasers.

      The related prospectus supplement will set forth the terms of the offering of the securities, including the following:

(a) the name or names of any underwriters;

(b) the purchase price and the proceeds we will receive from the sale;

(c) any underwriting discounts and other items constituting underwriters' compensation; and

(d) any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

      If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this Prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in the related prospectus supplement. Unless otherwise indicated in the related prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

      We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the related prospectus supplement pursuant to delayed delivery contracts. These contracts will provide for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of such contracts will be set forth in the applicable prospectus supplement.

      Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this Prospectus, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make relating to those liabilities.

      Each series of debt securities or preferred stock will be a new issue of securities with no established trading market. Any underwriter may make a market in the debt securities or preferred stock, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any debt securities or preferred stock.

      Shares of common stock offered under this Prospectus will be listed on the New York, Chicago, Pacific and London stock exchanges.

      Agents and underwriters may be engaged in transactions with, or perform commercial or investment banking or other services for, us or our subsidiaries or affiliates, in the ordinary course of business.

      We will estimate our expenses associated with any offerings of debt securities, preferred stock or common stock in the prospectus supplement relating to such offering.

EXPERTS

      The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

      Unless otherwise specified in the prospectus supplement related to this Prospectus, certain legal matters will be passed upon for us by Gail E. Lehman, Esq., Assistant General Counsel, Securities and Finance of Honeywell, including opinions regarding the authorization and validity of the securities. Ms. Lehman beneficially owns shares of our common stock and has options to acquire additional shares of our common stock granted under option plans of Honeywell. Any underwriters also will be advised about certain legal matters by their own counsel, which will be named in the related prospectus supplement.

      In the opinions described above, certain assumptions will be made regarding future action required to be taken by Honeywell and others in connection with the issuance and sale of any particular offered securities, the specific terms of those offered securities and other matters which may affect the validity of those offered securities but which cannot be ascertained on the date of the relevant opinion. Honeywell will file opinions without such assumptions on a Current Report on Form 8-K, simultaneously with the issuance and sale of any particular securities offered hereunder.

WHERE YOU CAN FIND MORE INFORMATION ABOUT HONEYWELL

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's Web site at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” into this Prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information filed with the SEC after the date of this Prospectus will update and supersede information on file with the SEC as of the date of this Prospectus. We incorporate by reference:

Honeywell's SEC Filing (File No. 1-8974)	Description, Period or Date
Annual Report on Form 10-K	Year ended December 31, 2005
Registration Statement on Form 8-B	Filed on August 16, 1985, containing a description of our common stock
Current Reports on Form 8-K	January 26, 2006 (period: January 24, 2006) and February 21, 2006 (period: February 17, 2006)

      We incorporate by reference additional documents that we may file with the SEC after the date of this Prospectus. These documents include periodic reports, which may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      You can obtain any of the documents incorporated by reference in this Prospectus through us, or from the SEC through the SEC's Web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus. You can obtain documents incorporated by reference in this Prospectus free of charge by requesting them in writing or by telephone from us at the following address and telephone number:

Honeywell International Inc.
101 Columbia Road
Morris Township, NJ 07962-2245
Telephone: (973) 455-2000
Attention: Investor Relations

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this document and in documents that are incorporated by reference in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Honeywell. Forward-looking statements include the information in this document, specifically, regarding:

efficiencies	growth
cost savings	business diversification
sales enhancements	future economic performance
income and margins	future acquisitions
earnings per share	management's plans
free cash flow	business portfolios

      With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.